Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Genesis HealthCare Corporation:

We consent to the use of our reports dated November 22, 2004, except as to note 21, which is as of December 1, 2004, with respect to the consolidated balance sheets of Genesis HealthCare Corporation and subsidiaries (the Company) as of September 30, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2004, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

                                                                                                 /s/ KPMG LLP

Philadelphia, Pennsylvania

July 22, 2005